UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2020
KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant’s telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
On December 14, 2020, KBS Real Estate Investment Trust III, Inc. (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”) at the offices of KBS, 800 Newport Center Drive, 7th Floor Boardroom, Newport Beach, California 92660. At the Annual Meeting, the Company’s stockholders voted in person or by proxy on (1) the election of four directors to hold office for one-year terms; and (2) the ratification of the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
All of the director nominees were elected. The number of votes cast for and votes withheld from each of the director nominees and the number of broker non-votes were as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Charles J. Schreiber, Jr.	60,807,190	2,588,782	51,974,208
Jeffrey A. Dritley	60,684,259	2,711,713	51,974,208
Stuart A. Gabriel, Ph.D.	60,825,789	2,570,183	51,974,208
Ron D. Sturzenegger	60,640,740	2,755,232	51,974,208
The appointment of E&Y was ratified. The number of votes cast for and votes cast against, and the number of abstentions with respect to, the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2020 were as follows:

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Ratification of E&Y Appointment	112,824,731	579,173	1,966,276	—

ITEM 7.01 REGULATION FD DISCLOSURE
Investor Presentation
Information for stockholders regarding the Company’s estimated value per share and other portfolio information is attached as Exhibit 99.2 to this Current Report on Form 8-K and the Company will use this presentation in connection with a webinar for stockholders and their financial professionals.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.2 are furnished to the Securities and Exchange Commission (the “SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

ITEM 8.01 OTHER EVENTS

Estimated Value Per Share
On December 7, 2020, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.74 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2020, with the exception of adjustments to the Company’s net asset value to give effect to the change in the estimated value of the Company’s investment in units of Prime US REIT (SGX Ticker: OXMU) as of December 1, 2020. Other than the change in the estimated value of the Company’s investment in units of Prime US REIT, there have been no material changes between September 30, 2020 and the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).

The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation firm, to provide (i) appraisals for 19 of the Company’s consolidated real estate properties owned as of September 30, 2020 (the “Appraised Properties”), (ii) an estimated value for the Company’s investment in units of Prime US REIT (described below) and (iii) a calculation of the range in estimated value per share of the Company’s common stock as of December 7, 2020. Duff & Phelps based this range in estimated value per share upon (i) its appraisals of the Appraised Properties, (ii) its estimated value for the Company’s investment in units of Prime US REIT, and (iii) valuations performed by KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), of the Company’s real estate loan receivable, cash, other assets, mortgage debt and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020. The appraisal reports Duff & Phelps prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
The conflicts committee reviewed Duff & Phelps’ valuation report, which included an appraised value for each of the Appraised Properties, an estimated value of the Company’s investment in units of Prime US REIT and a summary of the estimated value of each of the Company’s other assets and the Company’s liabilities as determined by the Advisor and reviewed by Duff & Phelps. In light of the valuation report and other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated value per share of $9.96 to $11.48, with an approximate mid-range value of $10.74 per share, as determined by Duff & Phelps and recommended by the Advisor, which approximate mid-range value was based on Duff & Phelps’ appraisals of the Appraised Properties, Duff & Phelps’ valuation of the Company’s investment in units of Prime US REIT, valuations performed by the Advisor of the Company’s real estate loan receivable, cash, other assets, mortgage debt and other liabilities, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $10.74 as the estimated value per share of the Company’s common stock, which estimated value per share is based on those factors discussed in (i) above. The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $10.74 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of December 7, 2020 as well as the calculation of the Company’s prior estimated value per share as of December 4, 2019. Duff & Phelps was not responsible for the determination of the estimated value per share as of December 7, 2020 or December 4, 2019, respectively.

	December 7, 2020 Estimated Value per Share	December 4, 2019 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$17.17	$19.36	$(2.19)
Real estate loan receivable (3)	0.81	—	0.81
Cash, restricted cash and cash equivalents	0.22	0.37	(0.15)
Investment in Prime US REIT units (4)	1.12	1.50	(0.38)
Other assets	0.09	0.10	(0.01)
Mortgage debt	(8.05)	(8.21)	0.16
Advisor participation fee potential liability	—	(0.17)	0.17
Other liabilities	(0.62)	(0.46)	(0.16)
Non-controlling interest	—	(0.04)	0.04
Estimated value per share before impact of 2019 Special Dividend	$10.74	$12.45	$(1.71)
Estimated enterprise value premium	None assumed	None assumed	None assumed
2019 Special Dividend (5)	—	(0.80)	0.80
Estimated value per share after impact of 2019 Special Dividend	$10.74	$11.65	$(0.91)
_____________________
(1) The December 4, 2019 estimated value per share was based upon a calculation of the range in estimated value per share of the Company’s common stock as of December 4, 2019 by Duff & Phelps and the recommendation of the Advisor. Duff & Phelps based this range in estimated value per share upon (i) its appraisals for 20 of the Company’s consolidated real estate properties owned as of September 30, 2019, (ii) its estimated value for the Company’s investment in units of Prime US REIT, (iii) valuations performed by the Advisor of the Company’s cash, other assets, mortgage debt and other liabilities, and (iv) an adjustment for the impact of the Special Dividend (defined in note 5 below). For more information relating to the December 4, 2019 estimated value per share and the assumptions and methodologies used by Duff & Phelps and the Advisor, see Part II, Item 5 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC.
(2) As of September 30, 2020, the total appraised value of the Appraised Properties was $3.1 billion. The decrease in the estimated value of real estate properties per share was primarily due to the disposition of a multifamily apartment complex held through a consolidated joint venture (see note 3 below) and a decrease in the appraised value of real estate properties, partially offset by an increase in capital expenditures subsequent to September 30, 2019.
(3) On May 7, 2020, the Company through a consolidated joint venture (the “Hardware Village Joint Venture”) sold a multifamily apartment project (“Hardware Village”) to a buyer unaffiliated with the Hardware Village Joint Venture, the Company or the Advisor. The purchase price was paid in a combination of approximately $27.8 million in cash and approximately $150.2 million in seller financing provided by an indirect wholly owned subsidiary of the Company (the “Lender”). In connection with the sale and seller financing, on May 7, 2020, the buyer entered into a promissory note with the Lender for $150.2 million. The promissory note is secured by a first mortgage on Hardware Village.
(4) The decrease in the estimated value of the Company’s investment in Prime US REIT units was primarily due to a decrease in the closing price of the Prime US REIT units on the SGX from $0.97 per unit as of December 3, 2019 to $0.78 per unit as of December 1, 2020.
(5) On October 23, 2019, the Company’s board of directors authorized a special dividend of $0.80 per share on the outstanding shares of common stock of the Company to the stockholders of record as of the close of business on November 4, 2019 (the “Special Dividend”), which the Company paid on December 12, 2019. The Special Dividend was payable in the form of either (1) cash or (2) shares of the Company’s common stock, at the election of the Company’s stockholders. If stockholders elected all cash, their election was subject to adjustment such that the aggregate amount of cash to be distributed by the Company was a maximum of 35% of the total Special Dividend (the “Maximum Cash Distribution”), with the remainder paid in shares of common stock. The aggregate amount of cash paid by the Company pursuant to the Special Dividend and the actual number of shares of common stock issued pursuant to the Special Dividend depended upon the number of stockholders who elected cash or stock and whether the Maximum Cash Distribution was met. Accordingly, the Company paid $48.5 million (35%) in cash and issued $90.0 million (65%) in shares of the Company’s common stock pursuant to the Special Dividend on December 12, 2019.

The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the decrease in the estimated value per share from $11.65 to $10.74. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding, the disposition of a multifamily apartment complex held through a consolidated joint venture and the Company’s provision of seller financing to the buyer, additional capital expenditures, debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
December 4, 2019 estimated value per share	$11.65
Changes to estimated value per share
Investments
Real estate and real estate loan receivable	(0.11)
Investment in Prime US REIT units	(0.29)
Capital expenditures on real estate	(0.63)
Total change related to investments	(1.03)
Distributions declared in excess of modified operating cash flows (1)	(0.01)
Acquisition and deferred financing costs	(0.02)
Mortgage debt	0.13
Interest rate swap liability	(0.13)
Advisor participation fee potential liability	0.16
Other changes, net	(0.01)
Total change in estimated value per share	$(0.91)
December 7, 2020 estimated value per share	$10.74
_____________________
(1) Modified operating cash flow reflects modified funds from operations (“MFFO”) adjusted to deduct capitalized interest expense, capitalized real estate taxes and insurance and add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 0.8% to 2.9% of the gross sales price less concessions and credits, with the weighted average being approximately 1.4%. The estimated value per share does not take into consideration acquisition-related costs and financing costs related to any future acquisitions subsequent to December 7, 2020. As of December 7, 2020, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
The Company’s estimated value per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties, to provide an estimated value of the Company’s investment in units of Prime US REIT and to provide a calculation of the range in estimated value per share of the Company’s common stock as of December 7, 2020. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Duff & Phelps is based on the scope of work and not on the appraised values of the Appraised Properties or the estimated value of the Company’s investment in units of Prime US REIT.
Real Estate
Appraisals
Duff & Phelps performed the appraisals in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, and the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Duff & Phelps relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions (including future financial market disruptions related to COVID-19) may affect Duff & Phelps’ analyses and conclusions. Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
_____________________
(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties, to provide an estimated value of the Company’s investment in units of Prime US REIT and to provide a calculation of the range in estimated value per share of the Company’s common stock and Duff & Phelps will receive fees upon the delivery of such reports and the calculation of the range in estimated value per share of the Company’s common stock. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal report.

Although Duff & Phelps considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Duff & Phelps. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated value per share of the Company’s common stock, Duff & Phelps did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
Duff & Phelps appraised each of the Appraised Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of each of the Appraised Properties. Duff & Phelps calculated the discounted cash flow value of each of the Appraised Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Appraised Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
The Appraised Properties consist of 18 office properties and one mixed-use office/retail property, which were acquired for a total purchase price of $2.3 billion, including $32.2 million of acquisition fees and acquisition expenses, and as of September 30, 2020, the Company had invested $558.6 million in capital expenses and tenant improvements in these properties. As of September 30, 2020, the total appraised value of the Appraised Properties as provided by Duff & Phelps using the appraisal methods described above was $3.1 billion which, when compared to the total purchase price plus subsequent capital improvements through September 30, 2020 of $2.8 billion, results in an overall increase in the estimated value of these properties of approximately 11.3%.
The following table summarizes the key assumptions that Duff & Phelps used in the discounted cash flow analyses to arrive at the appraised value of the Appraised Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.00% to 8.50%	6.34%
Discount rate	6.75% to 9.25%	7.29%
Net operating income compounded annual growth rate (1)	1.21% to 16.24%	5.04%
_____________________
(1) The net operating income compounded annual growth rates (the “CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the valuation period of the property) net of expenses over the valuation period for each of the properties. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Appraised Properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the terminal capitalization rates or discount rates Duff & Phelps used to appraise the Appraised Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.43	$(0.44)	$0.53	$(0.54)
Discount rate	0.32	(0.34)	0.46	(0.50)

Finally, a 1% increase in the appraised value of the Appraised Properties would result in an $0.17 increase in the Company’s estimated value per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.17 to the Company’s estimated value per share, assuming all other factors remain unchanged.
Real Estate Loan Receivable
As of September 30, 2020, the Company owned one real estate loan receivable. The Advisor’s estimated value for the Company’s real estate loan receivable is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020. The Advisor estimated the value of the real estate loan receivable by applying a discounted cash flow analysis over the remaining expected life of the investment, excluding any potential transaction costs. The cash flow estimate used in the analysis during the term of the investment was based on the investment’s contractual cash flow, which the Company anticipates it will receive. The expected cash flow for the loan was discounted at a rate that the Company expects a market participant would require for an instrument with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral, current performance, credit enhancements and other factors.
The cost of the Company’s real estate loan receivable was $150.3 million, including $0.1 million of origination costs. As of September 30, 2020, the GAAP fair value of the Company’s real estate loan receivable was $148.3 million and the outstanding principal balance was $150.2 million. The discount rate applied to the cash flow from the real estate loan receivable, which has a remaining term of 0.6 years, was approximately 5.4%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the fair value of the Company’s real estate loan receivable and thus, the Company’s estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share and, additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
Investment in Prime US REIT
As of September 30, 2020, the Company owned 289,561,899 units of Prime US REIT (SGX Ticker: OXMU), a Singapore real estate investment trust listed on the Singapore Stock Exchange (“SGX”), which represented 27.4% of the outstanding units of Prime US REIT. The Company has concluded that based on its 27.4% ownership interest as of September 30, 2020, it exercises significant influence over the operations, financial policies and decision making with respect to its investment in Prime US REIT. Accordingly, the Company has accounted for its investment in Prime US REIT under the equity method of accounting as of September 30, 2020.
The Company engaged Duff & Phelps to value its investment in units of Prime US REIT as of December 1, 2020 based on the SGX trading price of the units of Prime US REIT as of closing on December 1, 2020 less a discount for blockage due to the quantity of units held by the Company relative to the normal level of trading volume in Prime US REIT units. Duff & Phelps estimated the percentage discount for the holding period risk applicable to the Company’s holdings as the quotient of the value of a hypothetical series of at-the-money put options relative to the freely traded market value of the Company’s holdings (i.e., the average of the high and low trading prices of the units times the number of units held by the Company), where each such put option corresponds to one of the expected future sales of such units in the public market over a period of time in which the Company could reasonably sell such units if desired, given the constraints imposed by blockage. Ultimately, the discount for the holding period risk may be attributable to blockage, which constrains the rate at which the holder can sell the subject units into a public market without upsetting the market’s equilibrium. Duff & Phelps’ analysis of the discount for the holding period risk applicable to the Company’s holdings had three elements: (i) analysis of trading volume in Prime US REIT’s units and the shares of other listed REITs in order to estimate the quantity of units that might be saleable by the Company in the public market; (ii) an estimate of the expected future price volatility of Prime US REIT’s units, which is the key variable in the valuation of the hypothetical series of put options; and (iii) application of the Black-Scholes model in the valuation of the series of put options. Based on their analysis, the estimated value of the units of Prime US REIT held by the Company as of December 1, 2020 was $203.5 million. The GAAP carrying value of the Company’s investment in Prime US REIT as of September 30, 2020, based on the equity method of accounting, was $232.6 million. The 289,561,899 units of Prime US REIT owned by the Company as of December 7, 2020 were acquired at an aggregate purchase price of $254.8 million.
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the estimated value of the units of Prime US REIT held by the Company and thus, the Company’s estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the volatility rate Duff & Phelps used to value these units was adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 5%	Increase of 5%
Volatility rate	$0.01	$(0.01)

Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements.
As of September 30, 2020, the GAAP fair value and the carrying value of the Company’s notes payable were $1.5 billion and $1.5 billion, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 2.8%. The Company’s notes payable have a weighted-average remaining term of 1.5 years as of September 30, 2020.
The table below illustrates the impact on the Company’s estimated value per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$(0.03)	$0.03	$(0.02)	$0.02

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.

Limitations of the Estimated Value per Share
As mentioned above, the Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the December 31, 2020 customer account statements that will be mailed in January 2021. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:
•a stockholder would be able to resell his or her shares at the Company’s estimated value per share;
•a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;
•the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;
•another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or
•the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the estimated value per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2020, with the exception of adjustments to the Company’s net asset value to give effect to the change in the estimated value of the Company’s investment in units of Prime US REIT (SGX Ticker: OXMU) as of December 1, 2020. The Company did not make any other adjustments to the estimated value per share subsequent to September 30, 2020, including any adjustments relating to the following, among others: (i) the issuance of common stock and the payment of related offering costs related to the Company’s dividend reinvestment plan offering; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets, the real estate and finance markets and due to other factors. In particular, the outbreak of COVID-19, together with the resulting measures imposed to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, restrictions on businesses and school closures, has had a negative impact on the economy and business activity globally. The COVID-19 pandemic is negatively impacting almost every industry, including the U.S. office real estate industry and the industries of the Company’s tenants, directly or indirectly. While the Company has considered the impact from COVID-19 on its December 7, 2020 estimated value per share, the extent to which the Company’s business, financial condition, results of operations and cash flows may be affected by COVID-19 depends on future developments with respect to the continued spread and treatment of the virus, the various measures imposed to help control the spread the virus and the corresponding economic slowdown, and any long-term impact of this situation, even after an economic rebound, remains unclear.
The Company’s estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 0.8% to 2.9% of the gross sales price less concessions and credits, with the weighted average being approximately 1.4%. The estimated value per share does not take into consideration acquisition-related costs and financing costs related to any future acquisitions subsequent to December 7, 2020. The Company currently expects to utilize an independent valuation firm to update its estimated value per share no later than December 2021.

Dividend Reinvestment Plan
Pursuant to the Company’s dividend reinvestment plan, participants in the dividend reinvestment plan will acquire shares of the Company’s common stock under the plan at a price equal to 95% of the estimated value per share of the Company’s common stock. As such, commencing on the next dividend reinvestment plan purchase date, which is January 4, 2021, participants will acquire shares of the Company’s common stock under the plan at a price equal to 95% of $10.74, or $10.21 per share.
If a participant wishes to terminate participation in the Company’s dividend reinvestment plan effective for the January 4, 2021 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice at least four business days prior to the last business day of the month to which the distribution relates, or by the close of business on December 24, 2020 in case of the January 4, 2021 distribution date.
Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail	Overnight Address

KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105

Share Redemption Program and Suspension of Ordinary Redemptions
In accordance with the Company’s share redemption program, the redemption price for shares eligible for redemption is calculated based upon the updated estimated value per share.  In accordance with the Company’s share redemption program, redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program and together with redemptions sought in connection with a stockholder’s death, “Special Redemptions”) are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. All other shares eligible for redemption (“Ordinary Redemptions”) will be made at a price per share equal to 95% of the most recent estimated value per share of the Company’s common stock as of the applicable redemption date.

The Company redeems shares on the last business day of each month. Effective December 7, 2020, the redemption price for all stockholders will be calculated based on the December 2020 estimated value per share. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date.
During any calendar year, the Company may redeem (i) only the number of shares that it could purchase with the amount of net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year unless the board of directors authorizes additional funds for redemption, provided that once the Company has received requests for redemptions, whether in connection with Special Redemptions or otherwise, that if honored, and when combined with all prior redemptions made during the calendar year, would result in the amount of remaining funds available for the redemption of additional shares in such calendar year being $10.0 million or less, the last $10.0 million of available funds shall be reserved exclusively for Special Redemptions and (ii) no more than 5% of the weighted average number of shares outstanding during the prior calendar year.
Based on the amount of net proceeds raised from the sale of shares under the Company’s dividend reinvestment plan during 2019, the Company had an aggregate of $51.7 million available for redemptions in 2020, including the reserve for Special Redemptions. In connection with the Company’s pursuit of a NAV REIT strategy, in December 2019, the Company’s board of directors determined to temporarily suspend Ordinary Redemptions under the share redemption program, and Ordinary Redemptions remain suspended as the Company navigates through the impact of the COVID-19 pandemic and evaluates its proposed conversion to an NAV REIT. Upon suspension, all Ordinary Redemptions requests that had been received were cancelled and no Ordinary Redemptions requests were accepted or collected during the suspension of the share redemption program. Based on this limitation, as of December 1, 2020, the Company had $42.0 million available for Special Redemptions for the remainder of 2020.
In addition, there are several other limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC on May 9, 2018 and is available at the SEC’s website at http:/www.sec.gov.

Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share		Effective Date of Valuation	Filing with the Securities and Exchange Commission
$11.65	(1)	December 4, 2019	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed March 6, 2020
$12.02		December 3, 2018	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2018, filed March 14, 2019
$11.73		December 6, 2017	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2017, filed March 8, 2018
$10.63		December 9, 2016	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2016, filed March 13, 2017
$10.04		December 8, 2015	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2015, filed March 14, 2016
$9.42	(2)	December 9, 2014	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2014, filed March 9, 2015
$9.29	(2)	May 5, 2014	Supplement no. 3 to the Company’s prospectus dated April 25, 2014 (Registration No. 333-164703), filed May 6, 2014
_____________________
(1) Excluding the Special Dividend, the Company’s estimated value per share of common stock would have been $12.45.
(2) Determined solely to be used as a component in calculating the offering prices in the Company’s now-terminated primary initial public offering.

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. The valuation for the Company’s investment in units of Prime US REIT assumes a discount for the holding period risk attributable to blockage due to the quantity of units held by the Company and such discount is driven by trading volume in Prime US REIT’s units in the public market and expected future volatility. Though the appraisals of the Appraised Properties and the valuation of the Company’s investment in units of Prime US REIT, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, the Advisor and the Company, are the respective party’s best estimates as of September 30, 2020, December 1, 2020 or December 7, 2020, as applicable, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties, the valuation of the Company’s investment in units of Prime US REIT, the valuation of the Company’s real estate loan receivable and the estimated value per share.
The COVID-19 pandemic, together with the resulting measures imposed to help control the spread of the virus, has had a negative impact on the economy and business activity globally. The COVID-19 pandemic is negatively impacting almost every industry, including the U.S. office real estate industry and the industries of the Company’s tenants, directly or indirectly. The extent to which the COVID-19 pandemic impacts the Company’s or its tenants’ business, financial condition, results of operations and cash flows, the markets and communities in which the Company and its tenants operate and the Company’s investments in Prime US REIT and a real estate loan receivable, depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The fluidity of the COVID-19 pandemic continues to preclude any prediction as to the ultimate adverse impact of the pandemic on the Company or the global economy as a whole.
Stockholders may have to hold their shares an indefinite period of time. The Company can provide no assurance that it will be able to provide additional liquidity to stockholders. As the global impact of the COVID-19 pandemic continues to evolve, the Company’s conflicts committee and board of directors continue to evaluate whether the proposed NAV REIT conversion remains in the best interest of the Company’s stockholders. Accordingly, the Company can give no assurance that it will continue to pursue a conversion to an NAV REIT. Even if the Company converts to an NAV REIT, there is no assurance that the Company will successfully implement its strategy.
These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; the borrower under the Company’s real estate loan receivable continuing to make required payments under the loan documents; and other risks identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, each as filed with the SEC. You should interpret many of the risks as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Duff & Phelps, LLC

99.2	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 15, 2020	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary